EXHIBIT 99.3

Trinity Industries, Inc.

Earnings Release Conference Call
John L. Adams, Executive Vice President
March 3, 2005

Good morning, this is John Adams and we appreciate you joining us.

As Jim Ivy will discuss our financial results in a moment, I will briefly describe the major changes in our Balance Sheet and our various debt obligations as of 12/31/04.

My discussion will focus primarily on 12/31/04 as compared to 9/30/04 in order to highlight recent changes and our progress during the last quarter. For a more thorough comparison of our 12/31/04 numbers to our 12/31/03 numbers, please refer to our 10K which will be filed within the next week. You will recall that we were operating in a different rail environment in ’03 than we are today.

Our cash position on 12/31 was higher than normal and an increase over 9/30. Many of our major customers made payments for railcars in late December, which was sooner than expected, for tax and Corporate budgeting reasons. In addition, we had fundings under our railcar leasing warehouse facility that added to our corporate cash position.

Receivables were down approximately $50 million from September 30 while inventory was up slightly.

The $135 million reduction from 12/31/03 in our property, plant, and equipment assets is attributable to the leveraged lease financing we completed during the fourth quarter.

As you know, we have separate debt for our manufacturing businesses and for our leasing business. At manufacturing/parent, we have a $300 million,

6 1/2% note that matures in 2014. There were no borrowings under our $250 million Bank Revolving Credit at year end.

The Leasing Company has $170 million in Equipment Trust Certificates and a $300 million Railcar Leasing Warehouse facility which continues to fund our Leasing Company. This warehouse has worked very nicely for us as it provides the financing for this important subsidiary. $43 million was outstanding under this facility at 12/31.

During the 4th Quarter, we completed the funding of our third Leveraged Lease financing. This amounted to $32 million of the $212 million of Leveraged Leases we financed for the year.

Hopefully, this gives you a better understanding of our balance sheet and debt position. Now Tim Wallace will give you his views of our business.